                                 AMENDMENT TO

                              INVESTOR AGREEMENT

                                      and

                         REGISTRATION RIGHTS AGREEMENT

          This Amendment to Investor Agreement and Registration Rights Agreement (this "Amendment") is entered into effective as of November 19, 1998 by and among Imperial Holly Corporation, a Texas corporation (the "Company"), and Greencore Group plc and Earlsfort Holdings B.V.(collectively, the "Investor").

                                   RECITALS

          WHEREAS, the Company and Investor are parties to (i) that certain Investor Agreement dated as of August 29, 1996 (the "Investor Agreement") and
(ii) that certain Registration Rights Agreement, dated as of August 29, 1996 (the "Registration Rights Agreement"), each setting forth certain rights and obligations of such parties relating to the Investor's ownership of shares of the Company's Common Stock, without par value ("Company Common stock");

          WHEREAS, the Company recently consummated the acquisition (the "DC Acquisition") of DSLT Inc. ("DC");

          WHEREAS, in connection with the DC Acquisition, the Company issued approximately 4,972,060 shares (the "DC Shares") of Company Common Stock to the former stockholders of DC;

          WHEREAS, under the terms of the merger agreement relating to the DC Acquisition, the Company retained a transferable option to acquire the DC Shares for the forty-five day period following the completion of the DC Acquisition;

          WHEREAS, the Company is selling to Investor an option (the "Option") to purchase 1,100,000 of the DC Shares, and the Investor is simultaneously exercising such Option pursuant to the terms thereof;

          WHEREAS, in connection with the transactions the parties desire to amend and restate certain provisions of the Investor Agreement and the Registration Rights Agreement.

          NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Status of Investor Agreement. Except as expressly set forth herein, all terms, conditions and provisions of the Investor Agreement and the Registration Rights Agreement shall remain in full force and effect in accordance therewith. All capitalized terms not otherwise defined in this Amendment shall have the meanings specified for such terms in the Investor Agreement.

2. Company Waiver. The Company hereby waives compliance by the Investor with the provisions of Section 2.3 of the Investor Agreement with respect to the acquisition by the Investor of shares of Company Common Stock pursuant to the exercise of the Option by the Investor.

3.  Amendment to Restrictions on Transfer in Investor Agreement.  Section 3.1
(iv) of the Investor Agreement is hereby amended and restated to reach in its entirety as follows:

    "(iv) to a transferee where the amount of Voting Securities transferred to such transferee and its Affiliates (together with all other Voting Securities transferred by the Investor to such transferee and its Affiliates during the 12 months preceding such transfer) does not exceed 10% of the Voting Power,"

4. Amendments to Sections 4 and 5 of Investor Agreement. Each reference to "90 days," "90-day period" or "90th day" contained in Section 4 and 5 of the Investor Agreement shall be deleted therefrom and shall be replaced by "45 days," "45-day period" or "45th day," as applicable.

5. Amendment to Registration Rights Agreement. The definition of the term "Registrable Securities" in the Registration Rights Agreement shall be amended and restated to reach in its entirety as follows:

          " "Registrable Securities" shall mean (i) the Common Stock issued to Investor pursuant to the Purchase Agreement, (ii) the 1,100,000 shares of Common Stock purchased by the Investor pursuant to the exercise of that certain Repurchase Option sold and assigned by the Company to the Investor under the terms of that certain letter agreement, dated August 29, 1998, among the Company, the Investor and certain other parties, and (iii) any securities issued in exchange for, as a dividend on, or in replacement of, or otherwise issued or distributed in respect of (including securities issued in a stock dividend, split or recombination or pursuant to the exercise of preemptive rights, if any), any shares of Common Stock referred to in clause (i) or (ii) above; provided, however, that any securities described in clause (i), (ii) or (iii) above shall cease to be Registrable Securities when and to the extent that such securities have been (A) distributed to the public pursuant to a registration statement covering such securities that has been declared effective under the Securities Act, (B) distributed in accordance with the provisions of Rule 144 (or any similar provision then in force) under the Securities Act, (C) transferred to any Person in a manner such that such securities are deemed to cease being Registrable Securities pursuant to the provisions of Sections 11(i) and (k) of this Agreement, or (D) repurchased by the Company."

6. Representation Regarding Rights Plan. The Company represents and warrants to the Investor that the resolution referred to in Section 2.7 of that certain Stock Purchase Agreement, entered into effective as of July 25, 1996, among the Company and the

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

investor, is in full force and effect, and has not been amended, altered, changed, repealed or terminated.

7. Governing Law. This Amendment shall be governed and construed in all respects in accordance with the laws of the State of Texas as applied to agreements made and performed in Texas by residents of the State of Texas.

8. Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

9. Facsimile Signatures. Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.


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

 The foregoing Amendment is hereby executed as of the date first above written.

IMPERIAL HOLLY CORPORATION
a Texas corporation


By:  /s/ W.F. SCHWER
     ---------------------------------

Title:
     Managing Director
     ---------------------------------


GREENCORE GROUP PLC


By:  /s/ K. O'SULLIVAN
     ---------------------------------

Title:
     CFO & Director
     ---------------------------------


EARLSFORT HOLDINGS B.V.


By:  /s/ H. Samuel                      By:  /s/ J.M.C. RASING
     ---------------------------------       ---------------------------------

Title:                                  Title:
     Managing Director                       Managing Director
     ---------------------------------       ---------------------------------


      AMENDMENT TO INVESTOR/REGISTRATION RIGHTS AGREEMENT SIGNATURE PAGE


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